Exhibit 16.1

LETTER FROM MARCUM & KLIEGMAN LLP



Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We were previously the independent registered accountants for MarketShare Recovery, Inc. (the "Corporation") and on April 6, 2005 we reported on the financial statements of the Corporation as of and for the year ended December 31, 2004. On April 18, 2004, we were dismissed as independent accountants of the Corporation. We have read the Corporation's statements included under Item 4.01 of its Form 8-K for April 18, 2005, and we agree with such statements except thatwe are not in a position to agree or disagree with the statement that the Corporation's board of directors approved the dismissal of Marcum & Kliegman LLP and approved the retaining of Wolinetz & Lafaran & Co. as the Corporation's independent registered accounting firm.



/s/  Marcum & Kliegman LLP


New York, New York
April 25, 2005